NEWS RELEASE
FOR IMMEDIATE RELEASE
April 26, 2023
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2023 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended March 31, 2023. For best viewing results, please view this release in Portable Document Format (PDF) on our website, http://ir.capfed.com.

Highlights for the quarter include:
•net income of $14.2 million;
•basic and diluted earnings per share of $0.11;
•net interest margin of 1.56% (1.71% excluding the effects of the leverage strategy);
•annualized loan growth of 9.0%;
•paid dividends of $0.085 per share; and
•on April 25, 2023, announced a cash dividend of $0.085 per share, payable on May 19, 2023 to stockholders of record as of the close of business on May 5, 2023.

Comparison of Operating Results for the Three Months Ended March 31, 2023 and December 31, 2022

For the quarter ended March 31, 2023, the Company recognized net income of $14.2 million, or $0.11 per share, compared to net income of $16.2 million, or $0.12 per share, for the quarter ended December 31, 2022. The decrease in net income was due primarily to lower net interest income in the current quarter. The net interest margin decreased five basis points, from 1.61% for the prior quarter to 1.56% for the current quarter. Excluding the effects of the leverage strategy discussed below, the net interest margin decreased 17 basis points, from 1.88% for the prior quarter to 1.71% for the current quarter. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of deposits and borrowings, partially offset by an increase in loan yields due to higher market interest rates and an increase in the average balance of loans. Management anticipates the reduction in the net interest margin will continue in the near term. See additional discussion in "Fiscal Year 2023 Outlook" below.

Liquidity, Capital, and Uninsured Deposits
For short-term liquidity needs, the Bank has access to a line of credit at the Federal Home Loan Bank Topeka ("FHLB") in addition to the Federal Reserve Bank of Kansas City ("FRB of Kansas City") discount window and the newly established FRB Bank Term Funding Program. The Bank did not have any borrowings from the FRB of Kansas City discount window or Bank Term Funding Program during the quarter. The Bank's FHLB borrowing limit was 50% of the Bank's Call Report total assets as of March 31, 2023. The amount that can be borrowed from the FRB of Kansas City's discount window is based upon the fair value of securities pledged as collateral. Management estimated that the Bank had $2.85 billion in additional liquidity available at March 31, 2023 based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

Accumulated other comprehensive loss was $118.6 million at March 31, 2023 of which $125.3 million was attributed to unrealized losses on available-for-sale ("AFS") securities, partially offset by $6.6 million of unrealized gains on derivatives. The unrealized loss on AFS securities improved at March 31, 2023 from $142.1 million at December 31, 2022, due mainly to changes in market interest rates.

As of March 31, 2023, approximately $634.7 million of the Bank's deposit portfolio was uninsured, or approximately 10% of the Bank's Call Report deposit balance, of which approximately $348.0 million related to commercial and retail deposit accounts and the remainder was mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent. The weighted average yield on loans receivable increased 13 basis points and the weighted average yield on mortgage-backed securities ("MBS") increased four basis points compared to the prior quarter.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$69,319	$64,819	$4,500	6.9%
Cash and cash equivalents	10,977	16,671	(5,694)	(34.2)
MBS	4,748	4,811	(63)	(1.3)
FHLB stock	3,607	4,158	(551)	(13.3)
Investment securities	895	881	14	1.6
Total interest and dividend income	$89,546	$91,340	$(1,794)	(2.0)

The increase in interest income on loans receivable was due to growth in the loan portfolio, along with an increase in the weighted average yield. The loan growth was mainly in the correspondent one-to four-family and commercial real estate loan portfolios. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The decrease in interest income on cash and cash equivalents was due mainly to a decrease in the average balance of cash associated with the leverage strategy compared to the prior quarter due to a reduction in the leverage strategy usage in the current quarter, partially offset by an increase in the yield earned on balances held at the FRB of Kansas City due to higher market interest rates. The decrease in dividend income on FHLB stock was due mainly to a decrease in the average balance of FHLB stock associated with the leverage strategy, partially offset by an increase in the dividend rate paid by FHLB.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent. The weighted average rate paid on deposits increased 33 basis points and the weighted average rate paid on borrowings not associated with the leverage strategy increased 30 basis points compared to the prior quarter.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$31,447	$33,608	$(2,161)	(6.4)%
Deposits	16,140	11,904	4,236	35.6
Total interest expense	$47,587	$45,512	$2,075	4.6

The decrease in interest expense on borrowings was due primarily to a decrease in the average balance of borrowings associated with the leverage strategy compared to the prior quarter, partially offset by an increase in the average balance of borrowings not associated with the leverage strategy to fund operational needs. The increase in interest expense on deposits was due primarily to increases in the weighted average rate paid and average balance of the certificate of deposit portfolio.

Provision for Credit Losses
For the quarter ended March 31, 2023, the Bank recorded a provision for credit losses of $891 thousand, compared to a provision for credit losses of $3.7 million for the prior quarter. The provision for credit losses in the current quarter was comprised of a $714 thousand increase in the allowance for credit losses ("ACL") for loans and a $177 thousand increase in reserves for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to a reduction in prepayment speeds related to the commercial loan portfolio along with commercial loan growth, partially offset by a slightly improved economic forecast. The provision for credit losses associated with the reserves for off-balance sheet credit exposures was primarily related to the commercial loan portfolio for the same reasons noted above for the ACL.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,122	$3,461	$(339)	(9.8)%
Insurance commissions	877	795	82	10.3
Other non-interest income	1,084	1,096	(12)	(1.1)
Total non-interest income	$5,083	$5,352	$(269)	(5.0)

The decrease in deposit service fees was due mainly to decreases in debit card income and service charges as a result of lower transaction activity during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$12,789	$13,698	$(909)	(6.6)%
Information technology and related expense	5,789	5,070	719	14.2
Occupancy, net	3,568	3,474	94	2.7
Regulatory and outside services	1,305	1,533	(228)	(14.9)
Advertising and promotional	1,333	833	500	60.0
Federal insurance premium	1,246	812	434	53.4
Deposit and loan transaction costs	690	611	79	12.9
Office supplies and related expense	631	633	(2)	(0.3)
Other non-interest expense	1,280	1,109	171	15.4
Total non-interest expense	$28,631	$27,773	$858	3.1

The decrease in salaries and employee benefits was attributable mainly to a decrease in incentive compensation. The increase in information technology and related expense was due primarily to third-party project management expenses associated with the Bank's ongoing digital transformation project and an increase in software licensing. The decrease in regulatory and outside services was due primarily to the timing of external audit expenses and a decrease in outside consulting services. The increase in advertising and promotional expense was due mainly to the timing of campaigns and sponsorships. The increase in federal insurance premium expense was due mainly to an increase in the Federal Deposit Insurance Corporation ("FDIC") assessment rate effective January 1, 2023.

The Company's efficiency ratio was 60.86% for the current quarter compared to 54.27% for the prior quarter. The change in the efficiency ratio was due primarily to lower net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that it is costing the financial institution more money to generate revenue, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$17,520	$19,747	$(2,227)	(11.3)%
Income tax expense	3,331	3,507	(176)	(5.0)
Net income	$14,189	$16,240	$(2,051)	(12.6)

Effective Tax Rate	19.0%	17.8%

The decrease in income tax expense was due primarily to lower pretax income in the current quarter, partially offset by an increase in the effective tax rate. The lower effective tax rate in the prior quarter was due primarily to true-ups related to the preparation of the September 30, 2022 tax returns.

Comparison of Operating Results for the Six Months Ended March 31, 2023 and 2022

The Company recognized net income of $30.4 million, or $0.23 per share, for the current year period compared to net income of $43.8 million, or $0.32 per share, for the prior year period. The decrease in net income was due primarily to recording a provision for credit losses of $4.6 million for the current year compared to a release of provision of $6.6 million for the prior year period. The net interest margin decreased 24 basis points, from 1.83% for the prior year period to 1.59% for the current year period. Excluding the effects of the leverage strategy, the net interest margin decreased 21 basis points, from 2.00% for the prior year period to 1.79% for the current year period. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of borrowings and deposits, which exceeded the increase in loan yields.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$134,138	$111,200	$22,938	20.6%
Cash and cash equivalents	27,648	963	26,685	2,771.0
MBS	9,559	9,446	113	1.2
FHLB stock	7,765	3,471	4,294	123.7
Investment securities	1,776	1,608	168	10.4
Total interest and dividend income	$180,886	$126,688	$54,198	42.8

The increase in interest income on loans receivable was due to an increase in the average balance and weighted average yield of the loan portfolio. The increase in the average balance was mainly in the correspondent one-to four-family and commercial real estate loan portfolios. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in interest income on cash and cash equivalents was due mainly to a higher yield on cash related to an increase in FRB interest rates. The increase in dividend income on FHLB stock was due mainly to an increase in the average balance of FHLB stock, along with a higher FHLB dividend rate compared to the prior year period.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$65,055	$16,317	$48,738	298.7%
Deposits	28,044	17,656	10,388	58.8
Total interest expense	$93,099	$33,973	$59,126	174.0

The increase in interest expense on borrowings was due primarily to an increase in the weighted average rate on the borrowings associated with the leverage strategy compared to the prior year period along with an increase in the average balance and weighted average rate on borrowings not associated with the leverage strategy. Interest expense on borrowings associated with the leverage strategy increased $27.3 million compared to the prior year period. Interest expense on FHLB borrowings not associated with the leverage strategy increased due to new borrowings added between periods, at market interest rates higher than the overall portfolio rate, to fund operational needs. See additional discussion in the "Financial Condition" section below. The increase in interest expense on deposits was due to an increase in the weighted average rate paid on the deposit portfolio, primarily certificates of deposit and money market accounts, partially offset by a decrease in the average balance of these portfolios.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current year period of $4.6 million, compared to a release of provision of $6.6 million during the prior year period. The provision for credit losses in the current year period was comprised of a $3.6 million increase in the ACL for loans and a $1.0 million increase in reserves for off-balance sheet credit exposures. The provision for credit losses associated with both the ACL and reserves for off-balance sheet credit exposures in the current year period was due primarily to a reduction in the projected prepayment speeds used in the model for all loan categories, along with growth in the commercial loan portfolio and commercial construction off-balance sheet credit exposures.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$6,583	$6,730	$(147)	(2.2)%
Insurance commissions	1,672	1,254	418	33.3
Other non-interest income	2,180	2,938	(758)	(25.8)
Total non-interest income	$10,435	$10,922	$(487)	(4.5)
The increase in insurance commissions was due primarily to annual contingent insurance commissions received being higher than anticipated and the related accrual adjustments, along with overall commissions being higher in the current year. The decrease in other non-interest income was due mainly to the prior year period including gains on a loan-related financial derivative agreement, with no such gains in the current year period.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$26,487	$27,751	$(1,264)	(4.6)%
Information technology and related expense	10,859	8,925	1,934	21.7
Occupancy, net	7,042	6,872	170	2.5
Regulatory and outside services	2,838	2,640	198	7.5
Advertising and promotional	2,166	2,558	(392)	(15.3)
Federal insurance premium	2,058	1,416	642	45.3
Deposit and loan transaction costs	1,301	1,386	(85)	(6.1)
Office supplies and related expense	1,264	970	294	30.3
Other non-interest expense	2,389	2,136	253	11.8
Total non-interest expense	$56,404	$54,654	$1,750	3.2

The decrease in salaries and employee benefits was attributable mainly to a decrease in incentive compensation. The increase in information technology and related expenses was due mainly to third-party project management expenses associated with the Bank's ongoing digital transformation project, along with higher software licensing expenses. The increase in regulatory and outside services was due primarily to an increase in outside consulting services. The decrease in advertising and promotional expense was due mainly to the timing of campaigns and sponsorships. The increase in federal insurance premium expense was due mainly to an increase in the FDIC assessment rate, along with the leverage strategy being utilized during the majority of the current year period and being utilized for only three months during the prior year period. The increase in office supplies and related expense was due primarily to the write-off of the Bank's remaining inventory of unissued non-contactless debit cards, which have now become obsolete. The increase in other non-interest expense was due mainly to expenses associated with the collateral received on the Bank's interest rate swap agreements.

The Company's efficiency ratio was 57.43% for the current year period compared to 52.74% for the prior year period. The change in the efficiency ratio was due primarily to lower net interest income and higher non-interest expense in the current year.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$37,267	$55,610	$(18,343)	(33.0)%
Income tax expense	6,838	11,801	(4,963)	(42.1)
Net income	$30,429	$43,809	$(13,380)	(30.5)

Effective Tax Rate	18.3%	21.2%
The decrease in income tax expense was due primarily to lower pretax income in the current year period, along with a decrease in the effective tax rate. The decrease in the effective tax rate was due primarily to lower projected pretax income in the current year, as the Company's permanent differences, which generally reduce our tax rate, have a larger impact to the overall effective rate.

Financial Condition as of March 31, 2023

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	March 31,	December 31,	Percent	September 30,	Percent
	2023	2022	Change	2022	Change
	(Dollars and shares in thousands)
Total assets	$10,085,770	$9,929,760	6.3%	$9,624,897	9.6%
AFS securities	1,505,808	1,528,686	(6.0)	1,563,307	(7.4)
Loans receivable, net	7,958,567	7,783,358	9.0	7,464,208	13.2
Deposits	6,144,435	6,074,549	4.6	6,194,866	(1.6)
Borrowings	2,696,604	2,645,195	7.8	2,132,154	52.9
Stockholders' equity	1,072,034	1,054,795	6.5	1,096,499	(4.5)
Equity to total assets at end of period	10.6%	10.6%		11.4%
Average number of basic shares outstanding	133,150	134,641	(4.4)	135,773	(3.9)
Average number of diluted shares outstanding	133,150	134,641	(4.4)	135,773	(3.9)

During the current quarter, total assets increased by $156.0 million, which was primarily driven by growth of $175.2 million in loans receivable, mainly in the correspondent one- to four-family and commercial real estate loan portfolios. The one- to four-family correspondent loan portfolio increased $115.3 million, or 4.9%, primarily as a result of purchasing loans that were in the pipeline as of December 31, 2022 as the Bank continues to work towards reducing new correspondent purchases to zero. Commercial loans increased $71.3 million, or 6.4%, during the current quarter, due to $42.0 million in commercial real estate originations and purchases along with $35.0 million in funding on construction loans.

Total liabilities increased $138.8 million during the current quarter due to an increase in deposits of $69.9 million, along with new borrowings of $58.4 million. The increase in deposit balances was due primarily to retail/commercial certificates of deposit, which increased $236.7 million, partially offset by a decrease in money market account balances, which decreased $159.3 million during the current quarter. The decrease in money market account balances was likely due to depositors moving funds to alternative, higher yield investment products and/or withdrawing funds for customer spending. Additionally, the Bank held a certificate of deposit promotional campaign during the current quarter which resulted in some customers electing to move funds from money market, checking and savings accounts into these higher-yielding certificates of deposit. The campaign resulted in $177.3 million in new certificates of deposit at a weighted average rate of 4.34%, the majority of which was from customer transfers of existing deposits within the Bank. See additional discussion regarding net interest margin compression in Fiscal Year 2023 Outlook.

The $494.4 million increase in loan balances and the $50.4 million decrease in deposit balances from September 30, 2022 to March 31, 2023 made it necessary to increase FHLB borrowings by $578.4 million during that time. The FHLB borrowing increase was composed of $550.0 million of new advances with a weighted average maturity ("WAM") of 3.3 years and $128.4 million on the Bank's FHLB line of credit, partially offset by $100.0 million in FHLB advances that matured during the current year period. While it is still management's expectation that we will stay under $10 billion in total assets at September 30, 2023, it is likely that we will exceed that threshold throughout several quarters this year, which occurred at March 31, 2023. We are working to limit the growth in total assets, limit additional use of FHLB advances for operating needs, and are evaluating other balance sheet management opportunities.

At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $1.80 billion by entering into short-term FHLB advances. During the current quarter, the average outstanding balance of leverage strategy borrowings was $979.2 million. The borrowings were repaid prior to quarter end. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded 8.75% during the current quarter, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash deposited at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $110 thousand during the current quarter, compared to $763 thousand for the prior quarter. The decrease was due to a lower net interest rate spread associated with the leverage strategy and a reduction in the size of the leverage strategy transaction because the borrowing capacity was needed for operational purposes. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will continue to be utilized when it is profitable and/or the borrowing capacity does not need to be used for other purposes. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2023		March 31, 2023
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$101,077	5.73%	$246,183	5.43%
Purchased	167,220	5.21	366,691	5.03

Commercial:
Originated	79,934	6.27	299,215	5.39
Participations/Purchased	48,380	6.90	184,214	6.19
	$396,611	5.76	$1,096,303	5.41

Deposit activity
Non-maturity deposits	$(189,585)		$(320,627)
Retail/Commercial certificates of deposit	236,652		233,602

Borrowing activity
Maturities and repayments	(107,418)	1.64	(114,836)	1.80
New borrowings	100,000	4.85	550,000	4.52

Stockholders' Equity
Stockholders' equity totaled $1.07 billion at March 31, 2023. During the six months ended March 31, 2023, the Company paid cash dividends totaling $60.5 million. These cash dividends totaled $0.45 per share and consisted of a $0.28 per share cash true-up dividend related to fiscal year 2022 earnings and two regular quarterly cash dividends of $0.085 per share.
On April 25, 2023, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on May 19, 2023 to stockholders of record as of the close of business on May 5, 2023. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At March 31, 2023, this ratio was 9.7%.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of March 31, 2023, the Bank's community bank leverage ratio ("CBLR") was 9.7%, which exceeded the minimum requirement of 9.0%. The CBLR is based on average assets. The leverage strategy increases average assets which in turn reduces the Bank's CBLR. As of March, 31, 2023 the Bank exceeded all internal policy thresholds for sensitivity to changes in interest rates, and the Bank's risk-based tier 1 capital ratio was 19.2%.

At March 31, 2023, Capitol Federal Financial, Inc., at the holding company level, had $56.4 million in cash on deposit at the Bank. For fiscal year 2023, it is the intention of the Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, as well as all of the Company's earnings in excess of that amount. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $22.5 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2023.

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2023.

Total shares outstanding	136,144,725
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,952,066)
Net shares outstanding	133,192,659
Fiscal Year 2023 Outlook
The rapid increase in short-term rates led by the FRB and the inverted yield curve has led to decreases in the Bank's net interest margin. There has been a runoff in deposit balances and management has increased certificate of deposit and money market account rates to help mitigate the outflow. The higher loan rates have made the purchase of homes less affordable and reduced the turnover of housing inventory, which lowers the likelihood of existing one- to four-family loans at lower rates being paid off as a result of housing turnover. These dynamics have caused our balance sheet to change faster than what would occur in more stable rate environments. Net interest margin compression is anticipated to continue, and the margin is expected to compress more in the near term, due to the shape of the yield curve and the pace at which liabilities are repricing compared to assets, along with lower costing deposits being replaced with higher costing borrowings in order to fund loan growth, and deposit funds moving from lower costing deposit accounts to certificates of deposit. Loan growth is occurring at market interest rates that are higher than the overall loan portfolio rate; however, the shift to higher-costing borrowings and the pace at which the interest rate increase is occurring for liabilities is more than offsetting the benefit of the higher loan rates. As with managing the size of the balance sheet discussed above, management continues to evaluate funding options and plans to continue using shorter term advances, as necessary, with the anticipation that when rates begin to decrease, those borrowings can be repaid or repriced to lower cost alternatives.

Subsequent to March 31, 2023, management increased the rates offered on the Bank's money market accounts in response to competitor pricing. This increase, in combination with the full-quarter impact of the Bank's certificate of deposit promotional campaign discussed above and the ongoing repricing of the Bank's certificate of deposit and FHLB advance portfolios, offset by growth in the yield on loans, is expected to reduce the net interest margin by approximately 20 basis points during the June 2023 quarter, excluding the impact of the leverage strategy.

Management intends to implement a new core processing system ("digital transformation") for the Bank by September 2023. The digital transformation is expected to better position the Bank for the future and allow for the introduction of new products and services to enhance customer experiences. Management anticipates information technology and related expenses will be approximately $5 million higher in fiscal year 2023 compared to fiscal year 2022 due to the digital transformation. In addition, it is expected there will be approximately $1 million more of information technology and related expenses in fiscal year 2023 related to projects outside of the digital transformation and due to general cost increases. Overall, it is anticipated that information technology and related expenses will be approximately $6 million higher in fiscal year 2023 compared to fiscal year 2022, or approximately $24 million for the year. In fiscal year 2024, information technology and related expense is expected to decrease approximately $3 million from fiscal year 2023 levels due to a reduction in professional service costs. Salaries and employee benefits are expected to be approximately $3.5 million higher in fiscal year 2023 due primarily to merit increases and salary adjustments. Federal insurance premium expense is anticipated to be approximately $1.3 million higher in fiscal year 2023 compared to fiscal year 2022, due to the increase in the assessment rate that began in January 2023. Management anticipates the effective tax rate for fiscal year 2023 will be approximately 19%.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 50 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,
	2023	2022	2022
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $21,830, $20,243 and $27,467)	$60,207	$49,686	$49,194
AFS securities, at estimated fair value (amortized cost of $1,671,538, $1,716,608 and $1,768,490)	1,505,808	1,528,686	1,563,307
Loans receivable, net (ACL of $19,889, $19,189 and $16,371)	7,958,567	7,783,358	7,464,208
FHLB stock, at cost	128,096	124,119	100,624
Premises and equipment, net	92,415	93,507	94,820
Income taxes receivable, net	3,890	124	1,266
Deferred income tax assets, net	24,383	29,924	33,884
Other assets	312,404	320,356	317,594
TOTAL ASSETS	$10,085,770	$9,929,760	$9,624,897

LIABILITIES:
Deposits	$6,144,435	$6,074,549	$6,194,866
Borrowings	2,696,604	2,645,195	2,132,154
Advances by borrowers	60,195	36,207	80,067
Other liabilities	112,502	119,014	121,311
Total liabilities	9,013,736	8,874,965	8,528,398

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 136,144,725, 136,134,225 and 138,858,884 shares issued and outstanding as of March 31, 2023, December 31, 2022, and September 30, 2022, respectively	1,361	1,361	1,388
Additional paid-in capital	1,168,059	1,168,061	1,190,213
Unearned compensation, ESOP	(28,910)	(29,322)	(29,735)
Retained earnings	50,167	47,297	80,266
Accumulated other comprehensive (loss) income, net of tax	(118,643)	(132,602)	(145,633)
Total stockholders' equity	1,072,034	1,054,795	1,096,499
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,085,770	$9,929,760	$9,624,897

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans receivable	$69,319	$64,819	$134,138	$111,200
Cash and cash equivalents	10,977	16,671	27,648	963
MBS	4,748	4,811	9,559	9,446
FHLB stock	3,607	4,158	7,765	3,471
Investment securities	895	881	1,776	1,608
Total interest and dividend income	89,546	91,340	180,886	126,688

INTEREST EXPENSE:
Borrowings	31,447	33,608	65,055	16,317
Deposits	16,140	11,904	28,044	17,656
Total interest expense	47,587	45,512	93,099	33,973

NET INTEREST INCOME	41,959	45,828	87,787	92,715

PROVISION FOR CREDIT LOSSES	891	3,660	4,551	(6,627)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	41,068	42,168	83,236	99,342

NON-INTEREST INCOME:
Deposit service fees	3,122	3,461	6,583	6,730
Insurance commissions	877	795	1,672	1,254
Other non-interest income	1,084	1,096	2,180	2,938
Total non-interest income	5,083	5,352	10,435	10,922

NON-INTEREST EXPENSE:
Salaries and employee benefits	12,789	13,698	26,487	27,751
Information technology and related expense	5,789	5,070	10,859	8,925
Occupancy, net	3,568	3,474	7,042	6,872
Regulatory and outside services	1,305	1,533	2,838	2,640
Advertising and promotional	1,333	833	2,166	2,558
Federal insurance premium	1,246	812	2,058	1,416
Deposit and loan transaction costs	690	611	1,301	1,386
Office supplies and related expense	631	633	1,264	970
Other non-interest expense	1,280	1,109	2,389	2,136
Total non-interest expense	28,631	27,773	56,404	54,654
INCOME BEFORE INCOME TAX EXPENSE	17,520	19,747	37,267	55,610
INCOME TAX EXPENSE	3,331	3,507	6,838	11,801
NET INCOME	$14,189	$16,240	$30,429	$43,809

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	March 31, 2023			December 31, 2022
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$4,050,515	$33,660	3.32%	$4,049,790	$33,364	3.29%
Correspondent purchased	2,462,960	19,380	3.15	2,305,362	17,261	2.99
Bulk purchased	144,438	413	1.14	147,091	434	1.18
Total one- to four-family loans	6,657,913	53,453	3.21	6,502,243	51,059	3.14
Commercial loans	1,147,681	13,924	4.85	1,025,402	11,993	4.58
Consumer loans	102,649	1,942	7.67	102,760	1,767	6.82
Total loans receivable(1)	7,908,243	69,319	3.51	7,630,405	64,819	3.38
MBS(2)	1,173,366	4,748	1.62	1,221,035	4,811	1.58
Investment securities(2)(3)	525,012	895	0.68	525,081	881	0.67
FHLB stock(4)	167,567	3,607	8.73	197,577	4,158	8.35
Cash and cash equivalents(5)	967,586	10,977	4.54	1,801,493	16,671	3.62
Total interest-earning assets	10,741,774	89,546	3.34	11,375,591	91,340	3.19
Other non-interest-earning assets	263,916			248,022
Total assets	$11,005,690			$11,623,613

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$989,440	368	0.15	$1,007,569	289	0.11
Savings	541,324	101	0.08	545,885	100	0.07
Money market	1,620,451	3,184	0.80	1,759,804	3,035	0.68
Retail certificates	2,176,103	11,115	2.07	2,064,929	7,767	1.49
Commercial certificates	38,575	197	2.07	34,298	104	1.20
Wholesale certificates	127,037	1,175	3.75	97,828	609	2.47
Total deposits	5,492,930	16,140	1.19	5,510,313	11,904	0.86
Borrowings(6)	3,700,022	31,447	3.42	4,260,685	33,608	3.10
Total interest-bearing liabilities	9,192,952	47,587	2.09	9,770,998	45,512	1.84
Non-interest-bearing deposits	574,495			576,519
Other non-interest-bearing liabilities	172,481			191,474
Stockholders' equity	1,065,762			1,084,622
Total liabilities and stockholders' equity	$11,005,690			$11,623,613

Net interest income(7)		$41,959			$45,828
Net interest-earning assets	$1,548,822			$1,604,593
Net interest margin(8)(9)			1.56			1.61
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.16x

Selected performance ratios:
Return on average assets (annualized)(9)			0.52%			0.56%
Return on average equity (annualized)(9)			5.33			5.99
Average equity to average assets			9.68			9.33
Operating expense ratio (annualized)(10)			1.04			0.96
Efficiency ratio(9)(11)			60.86			54.27
Pre-tax yield on leverage strategy(12)			0.06			0.20

	For the Six Months Ended
	March 31, 2023			March 31, 2022
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$4,050,149	$67,024	3.31%	$3,968,475	$64,415	3.25%
Correspondent purchased	2,383,295	36,642	3.07	2,030,928	25,805	2.54
Bulk purchased	145,779	847	1.16	165,895	1,114	1.34
Total one- to four-family loans	6,579,223	104,513	3.18	6,165,298	91,334	2.96
Commercial loans	1,085,870	25,917	4.72	855,057	17,794	4.12
Consumer loans	102,705	3,708	7.24	91,573	2,072	4.54
Total loans receivable(1)	7,767,798	134,138	3.45	7,111,928	111,200	3.12
MBS(2)	1,197,462	9,559	1.60	1,397,056	9,446	1.35
Investment securities(2)(3)	525,047	1,776	0.68	522,986	1,608	0.61
FHLB stock(4)	182,737	7,765	8.52	115,546	3,471	6.02
Cash and cash equivalents(5)	1,389,121	27,648	3.94	993,653	963	0.19
Total interest-earning assets	11,062,165	180,886	3.26	10,141,169	126,688	2.49
Other non-interest-earning assets	255,882			398,355
Total assets	$11,318,047			$10,539,524

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$998,604	657	0.13	$1,060,755	355	0.07
Savings	543,630	201	0.07	530,451	141	0.05
Money market	1,690,893	6,218	0.74	1,822,848	1,701	0.19
Retail certificates	2,119,905	18,882	1.79	2,270,195	14,847	1.31
Commercial certificates	36,413	301	1.66	142,982	455	0.64
Wholesale certificates	112,272	1,785	3.19	198,527	157	0.16
Total deposits	5,501,717	28,044	1.02	6,025,758	17,656	0.59
Borrowings(6)	3,983,434	65,055	3.25	2,533,641	16,317	1.28
Total interest-bearing liabilities	9,485,151	93,099	1.96	8,559,399	33,973	0.79
Non-interest-bearing deposits	575,518			564,089
Other non-interest-bearing liabilities	182,083			193,606
Stockholders' equity	1,075,295			1,222,430
Total liabilities and stockholders' equity	$11,318,047			$10,539,524

Net interest income(7)		$87,787			$92,715
Net interest-earning assets	$1,577,014			$1,581,770
Net interest margin(8)(9)			1.59			1.83
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.18x

Selected performance ratios:
Return on average assets (annualized)(9)			0.54%			0.83%
Return on average equity (annualized)(9)			5.66			7.17
Average equity to average assets			9.50			11.60
Operating expense ratio (annualized)(10)			1.00			1.04
Efficiency ratio(9)(11)			57.43			52.74
Pre-tax yield on leverage strategy(12)			0.15			0.15

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $1.0 million and $1.1 million for the quarters ended March 31, 2023 and December 31, 2022, respectively, and $1.1 million and $3.0 million for the six-month periods ended March 31, 2023 and March 31, 2022, respectively.
(4)Included in this line, for the quarters ended March 31, 2023 and December 31, 2022, respectively, is FHLB stock related to the leverage strategy with an average outstanding balance of $44.1 million and $84.3 million, respectively, and dividend income of $1.0 million and $1.8 million, respectively, at a weighted average yield of 8.75% and 8.49%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $123.5 million and $113.3 million, respectively, and dividend income of $2.7 million and $2.4 million, respectively, at a weighted average yield of 8.72% and 8.24%, respectively. Included in this line, for the six-month periods ended March 31, 2023 and March 31, 2022, respectively, is FHLB stock related to the leverage strategy with an average outstanding balance of $64.4 million and $42.6 million, respectively, and dividend income of $2.8 million and $1.2 million, respectively, at a weighted average yield of 8.58% and 5.75%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $118.4 million and $72.9 million, respectively, and dividend income of $5.0 million and $2.2 million, respectively, at a weighted average yield of 8.49% and 6.18%, respectively.
(5)The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $935.1 million and $1.79 billion during the quarters ended March 31, 2023 and December 31, 2022, respectively, and an average balance of cash related to the leverage strategy of $1.37 billion and $904.6 million during the six-month periods ended March 31, 2023 and March 31, 2022, respectively.
(6)Included in this line, for the quarters ended March 31, 2023 and December 31, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $979.2 million and $1.87 billion, respectively, and interest paid of $11.3 million and $17.3 million, respectively, at a weighted average rate of 4.60% and 3.61%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.72 billion and $2.39 billion, respectively, and interest paid of $20.2 million and $16.3 million, respectively, at a weighted average rate of 3.00% and 2.70%, respectively. Included in this line, for the six-month periods ended March 31, 2023 and March 31, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.43 billion and $947.3 million, respectively, and interest paid of $28.6 million and $1.3 million, respectively, at a weighted average rate of 3.95% and 0.26%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.55 billion and $1.59 billion, respectively, and interest paid of $36.5 million and $15.1 million, respectively, at a weighted average rate of 2.86% and 1.89%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(9)The tables below provide a reconciliation between performance ratios presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	March 31, 2023			December 31, 2022
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	3.34%	0.14%	3.20%	3.19%	0.13%	3.06%
Cost of interest-bearing liabilities	2.09	0.30	1.79	1.84	0.42	1.42
Return on average assets (annualized)	0.52	(0.04)	0.56	0.56	(0.07)	0.63
Return on average equity (annualized)	5.33	0.05	5.28	5.99	0.28	5.71
Net interest margin	1.56	(0.15)	1.71	1.61	(0.27)	1.88
Efficiency Ratio	60.86	(0.07)	60.93	54.27	(0.87)	55.14

	For the Six Months Ended
	March 31, 2023			March 31, 2022
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	3.26%	0.13%	3.13%	2.49%	(0.22)%	2.71%
Cost of interest-bearing liabilities	1.96	0.36	1.60	0.79	(0.07)	0.86
Return on average assets (annualized)	0.54	(0.06)	0.60	0.83	(0.07)	0.90
Return on average equity (annualized)	5.66	0.16	5.50	7.17	0.09	7.08
Net interest margin	1.59	(0.20)	1.79	1.83	(0.17)	2.00
Efficiency Ratio	57.43	(0.50)	57.93	52.74	(0.29)	53.03
(10)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated. The loan portfolio rate increased 10 basis points from December 31, 2022 to March 31, 2023, due primarily to one- to four-family correspondent and commercial loan growth at interest rates higher than the existing portfolios, disbursements on higher rate commercial construction loans, and repricing of existing commercial loans to higher market interest rates. The average prepayment speed on one- to four-family loans was 5% during the current quarter and prior quarter, and 7% during the quarter ended September 30, 2022.

	March 31, 2023			December 31, 2022			September 30, 2022
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$4,003,823	3.28%	50.3%	$4,007,596	3.25%	51.5%	$3,988,469	3.20%	53.4%
Correspondent purchased	2,468,647	3.39	31.0	2,353,335	3.25	30.2	2,201,886	3.10	29.4
Bulk purchased	142,527	1.36	1.8	145,209	1.31	1.9	147,939	1.24	2.0
Construction	68,355	3.21	0.8	70,869	3.01	0.9	66,164	2.90	0.9
Total	6,683,352	3.28	83.9	6,577,009	3.20	84.5	6,404,458	3.12	85.7
Commercial:
Commercial real estate	874,718	4.48	11.0	833,444	4.34	10.7	745,301	4.30	10.0
Commercial and industrial	90,200	5.40	1.1	88,327	5.21	1.1	79,981	4.30	1.1
Construction	216,685	6.30	2.7	188,516	5.97	2.4	141,062	5.34	1.9
Total	1,181,603	4.89	14.8	1,110,287	4.69	14.2	966,344	4.45	13.0
Consumer loans:
Home equity	92,506	8.17	1.2	95,352	7.55	1.2	92,203	6.28	1.2
Other	8,664	4.66	0.1	9,022	4.43	0.1	8,665	4.21	0.1
Total	101,170	7.87	1.3	104,374	7.28	1.3	100,868	6.10	1.3
Total loans receivable	7,966,125	3.57	100.0%	7,791,670	3.47	100.0%	7,471,670	3.33	100.0%

Less:
ACL	19,889			19,189			16,371
Deferred loan fees/discounts	30,830			30,513			29,736
Premiums/deferred costs	(43,161)			(41,390)			(38,645)
Total loans receivable, net	$7,958,567			$7,783,358			$7,464,208

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2023		March 31, 2023
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,791,670	3.47%	$7,471,670	3.33%
Originated and refinanced	181,011	5.97	545,398	5.41
Purchased and participations	215,600	5.59	550,905	5.41
Change in undisbursed loan funds	(24,949)		(146,184)
Repayments	(197,193)		(449,992)
Principal (charge-offs)/recoveries, net	(14)		(16)
Other	—		(5,656)
Ending balance	$7,966,125	3.57	$7,966,125	3.57
One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of March 31, 2023. Credit scores were updated in September 2022 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,003,823	60.5%	3.28%	771	60%	$162
Correspondent purchased	2,468,647	37.3	3.39	767	65	420
Bulk purchased	142,527	2.2	1.36	771	56	288
	$6,614,997	100.0	3.28	769	62	212

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated. The majority of the correspondent loans purchased during the current quarter were from applications in the pipeline at December 31, 2022 as the Bank continues to reduce correspondent purchases to near zero.

	For the Three Months Ended				For the Six Months Ended
	March 31, 2023				March 31, 2023
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$84,709	5.22%	74%	769	$211,217	5.04%	75%	766
Correspondent purchased	167,220	5.21	76	770	366,691	5.03	77	769
	$251,929	5.22	75	770	$577,908	5.03	76	768

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of March 31, 2023, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$86,153	5.67%
Correspondent	14,870	4.59
	$101,023	5.51

Commercial Loans: During the six months ended March 31, 2023, the Bank originated $299.2 million of commercial loans and entered into commercial loan participations totaling $184.2 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $306.7 million at a weighted average rate of 5.45%.

As of March 31, 2023, December 31, 2022, and September 30, 2022, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $130.3 million, $113.2 million, and $100.4 million, respectively, and commitments totaled $7.0 million at March 31, 2023.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of March 31, 2023, the Bank had 11 commercial real estate and commercial construction loan commitments totaling $91.6 million, at a weighted average rate of 6.78%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects. Of the total commercial undisbursed amounts and commitments outstanding as of March 31, 2023, management anticipates approximately $85 million will be funded during the June 2023 quarter, $84 million during the September 2023 quarter, $89 million during the December 2023 quarter, and $63 million during the March 2024 quarter.

	March 31, 2023				December 31, 2022	September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Retail building	147	$248,467	$95,258	$343,725	$325,055	$230,153
Senior housing	35	281,352	44,123	325,475	327,414	328,259
Hotel	13	209,251	26,463	235,714	216,604	181,546
Multi-family	39	71,941	161,557	233,498	210,255	122,735
Office building	87	104,968	26,730	131,698	114,844	109,653
One- to four-family property	390	62,405	9,299	71,704	72,339	68,907
Warehouse/manufacturing	40	43,469	10,030	53,499	42,496	10,891
Other	101	69,550	23,323	92,873	87,532	84,071
	852	$1,091,403	$396,783	$1,488,186	$1,396,539	$1,136,215

Weighted average rate		4.84%	5.95%	5.14%	4.91%	4.56%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	March 31, 2023				December 31, 2022	September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	626	$441,411	$131,935	$573,346	$519,419	$423,797
Missouri	179	253,277	110,155	363,432	335,400	296,443
Texas	15	240,237	95,487	335,724	336,512	280,840
Colorado	8	40,157	15,037	55,194	55,705	34,377
Tennessee	2	22,093	20,475	42,568	43,258	—
Nebraska	8	33,810	4,057	37,867	37,817	32,992
Other	14	60,418	19,637	80,055	68,428	67,766
	852	$1,091,403	$396,783	$1,488,186	$1,396,539	$1,136,215

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2023.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	9	$438,526
>$15 to $30 million	20	423,808
>$10 to $15 million	11	131,234
>$5 to $10 million	28	200,785
$1 to $5 million	140	333,354
Less than $1 million	1,238	189,375
	1,446	$1,717,082

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at March 31, 2023, approximately 79% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	45	$4,116	56	$4,708	48	$4,134	64	$6,035	64	$6,931
Correspondent purchased	10	3,436	4	1,216	7	1,104	9	3,467	10	2,421
Bulk purchased	3	287	3	865	3	913	4	755	2	396
Commercial	5	389	6	191	—	—	6	706	4	373
Consumer	22	352	24	626	24	345	16	256	14	215
	85	$8,580	93	$7,606	82	$6,496	99	$11,219	94	$10,336
30 to 89 days delinquent loans
to total loans receivable, net		0.11%		0.10%		0.09%		0.16%		0.15%

	Non-Performing Loans and OREO at:
	March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	15	$1,084	13	$1,034	29	$2,919	36	$2,585	44	$3,999
Correspondent purchased	7	1,803	14	4,126	12	3,737	9	2,659	11	3,967
Bulk purchased	3	1,212	4	1,492	3	1,148	5	1,807	5	1,819
Commercial	7	1,152	7	1,152	8	1,167	7	1,184	6	1,167
Consumer	7	51	11	126	9	154	9	174	19	400
	39	5,302	49	7,930	61	9,125	66	8,409	85	11,352

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.07%		0.10%		0.12%		0.12%		0.16%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	2	$187	3	$219	3	$222	2	$207	5	$505
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	1	257	—	—	—	—	—	—	—	—
Commercial	3	104	2	84	1	77	1	4	2	34
Consumer	—	—	—	—	1	19	1	19	2	27
	6	548	5	303	5	318	4	230	9	566
Total nonaccrual loans	45	5,850	54	8,233	66	9,443	70	8,639	94	11,918

Nonaccrual loans as a percentage of total loans		0.07%		0.11%		0.13%		0.12%		0.17%

OREO:
One- to four-family:
Originated(2)	2	$160	2	$161	4	$307	2	$237	—	$—
Consumer	—	—	1	21	1	21	1	21	—	—
	2	160	3	182	5	328	3	258	—	—
Total non-performing assets	47	$6,010	57	$8,415	71	$9,771	73	$8,897	94	$11,918

Non-performing assets as a percentage of total assets		0.06%		0.08%		0.10%		0.09%		0.13%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at March 31, 2023 compared to September 30, 2022 was due mainly to two loans in a single commercial relationship moving to special mention during the December 31, 2022 quarter as certain underlying economic considerations being monitored by management showed signs of deterioration.

	March 31, 2023		December 31, 2022		September 30, 2022
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$17,368	$15,636	$16,471	$18,301	$12,950	$19,953
Commercial	28,441	1,881	28,441	2,413	565	2,733
Consumer	296	237	234	318	306	354
	$46,105	$17,754	$45,146	$21,032	$13,821	$23,040

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at March 31, 2023 to account for economic uncertainty that may not be adequately captured in the third party economic forecast scenarios and other management considerations related to commercial loans to account for credit risks not fully reflected in the discounted cash flow model.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The reserve for off-balance sheet credit exposures totaled $5.8 million at March 31, 2023.

	For the Three Months Ended	For the Six Months Ended
	March 31, 2023	March 31, 2023
	(Dollars in thousands)
Balance at beginning of period	$19,189	$16,371
Charge-offs:
One- to four-family	—	—
Commercial	—	—
Consumer	(16)	(20)
Total charge-offs	(16)	(20)
Recoveries:
One- to four-family	—	1
Commercial	1	1
Consumer	1	2
Total recoveries	2	4
Net (charge-offs) recoveries	(14)	(16)
Provision for credit losses	714	3,534
Balance at end of period	$19,889	$19,889

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.19	0.20
ACL to non-performing loans at end of period	339.98	339.98
ACL to loans receivable at end of period	0.25	0.25
ACL to net charge-offs (annualized)	344x	620x

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	March 31,	December 31,	March 31,	December 31,
	2023	2022	2023	2022
	(Dollars in thousands)
One- to four-family	$5,434	$5,362	0.08%	0.08%
Commercial:
Commercial real estate	11,219	10,799	1.28	1.30
Commercial and industrial	520	491	0.58	0.56
Construction	2,483	2,294	1.15	1.22
Total	14,222	13,584	1.20	1.22
Consumer	233	243	0.23	0.23
Total	$19,889	$19,189	0.25	0.25

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at March 31, 2023. Overall, fixed-rate securities comprised 95% of our securities portfolio at March 31, 2023. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,146,526	1.63%	5.2
U.S. government-sponsored enterprise debentures	519,981	0.64	2.4
Corporate bonds	4,000	5.12	9.1
Municipal bonds	1,031	2.55	4.9
	$1,671,538	1.33	4.3

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2023			March 31, 2023
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,528,686	1.31%	4.3	$1,563,307	1.29%	4.2
Maturities and repayments	(44,348)			(95,393)
Net amortization of (premiums)/discounts	(722)			(1,559)
Change in valuation on AFS securities	22,192			39,453
Ending balance - carrying value	$1,505,808	1.33	4.3	$1,505,808	1.33	4.3

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	March 31, 2023			December 31, 2022			September 30, 2022
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$594,265	—%	9.7%	$597,247	—%	9.8%	$591,387	—%	9.5%
Interest-bearing checking	1,001,559	0.16	16.3	1,024,806	0.13	16.9	1,027,222	0.07	16.6
Savings	539,428	0.07	8.8	543,514	0.08	9.0	552,743	0.06	8.9
Money market	1,535,234	0.80	25.0	1,694,504	0.80	27.9	1,819,761	0.47	29.4
Retail certificates of deposit	2,299,829	2.54	37.4	2,073,633	1.83	34.1	2,073,542	1.34	33.5
Commercial certificates of deposit	43,590	2.71	0.7	33,134	1.55	0.5	36,275	0.97	0.6
Public unit certificates of deposit	130,530	4.01	2.1	107,711	3.17	1.8	93,936	1.61	1.5
	$6,144,435	1.29	100.0%	$6,074,549	0.94	100.0%	$6,194,866	0.63	100.0%

Borrowings

The following table presents the maturity of non-amortizing term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of March 31, 2023. In addition to the borrowings in the table below, there were two straight-line amortizing FHLB advances outstanding at March 31, 2023, including a $42.5 million advance at a rate of 3.50% with quarterly payments of $2.5 million through June 2027 and a $90.2 million advance at a rate of 4.45% with quarterly payments of $4.9 million through October 2027, and there was an outstanding balance of $203.4 million on the Bank's line of credit with FHLB at March 31, 2023. See additional discussion in "Fiscal Year 2023 Outlook" above.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2023	$200,000	1.98%	1.98%
2024	490,000	3.73	2.84
2025	600,000	3.13	2.84
2026	525,000	2.69	2.85
2027	400,000	2.97	3.10
2028	150,000	4.87	3.58
	$2,365,000	3.14	2.86

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer, and line of credit borrowings are excluded. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAM is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue. The new FHLB borrowings added during the current year period had a WAM of 3.3 years, which is generally a shorter term than what management has selected in prior periods.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2023			March 31, 2023
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,505,082	2.80%	2.4	$2,062,500	2.44%	2.5
Maturities and repayments	(107,418)	1.64		(114,836)	1.80
New FHLB borrowings	100,000	4.85	3.5	550,000	4.52	3.3
Ending balance	$2,497,664	2.93	2.3	$2,497,664	2.93	2.3

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing term borrowings for the next four quarters as of March 31, 2023.

	June 30,	September 30,	December 31,	March 31,
	2023	2023	2023	2024	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$201,179	$253,690	$258,274	$270,075	$983,218
Repricing Rate	1.05%	1.72%	2.50%	2.79%	2.08%
Public Unit Certificates:
Amount	$17,984	$28,758	$39,718	$15,250	$101,710
Repricing Rate	3.78%	3.44%	4.27%	4.22%	3.94%
Term Borrowings:
Amount	$100,000	$100,000	$150,000	$65,000	$415,000
Repricing Rate	1.82%	2.14%	3.42%	2.65%	2.61%
Total
Amount	$319,163	$382,448	$447,992	$350,325	$1,499,928
Repricing Rate	1.45%	1.96%	2.97%	2.83%	2.35%

The following table sets forth the WAM information for our certificates of deposit, in years, as of March 31, 2023.

Retail certificates of deposit	1.6
Commercial certificates of deposit	1.2
Public unit certificates of deposit	0.7
Total certificates of deposit	1.5

Average Rates and Lives

At March 31, 2023, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(803.5) million, or (8.0)% of total assets, compared to $(1.02) billion, or (10.3)% of total assets, at December 31, 2022. The change in the one-year gap amount was due primarily to a decrease in the amount of liability cash flows coming due in one year at March 31, 2023 compared to December 31, 2022 and an increase in the amount of asset cash flows coming due for the same time periods. This was due primarily to a decrease in the amount of non-maturity deposits projected by the Bank's interest rate risk model to mature within one year as of March 31, 2023 compared to December 31, 2022, partially offset by an increase in cash flows projected to be received on loans as of March 31, 2023.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2023, the Bank's one-year gap is projected to be $(862.4) million, or (8.6)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily as a result of lower prepayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.05) billion, or (10.6)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2022.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2023. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,505,808	1.33%	3.9		15.6%
Loans receivable:
Fixed-rate one- to four-family	5,726,192	3.24	6.7	71.9%	59.3
Fixed-rate commercial	454,171	4.16	3.4	5.7	4.7
All other fixed-rate loans	80,451	3.91	7.2	1.0	0.9
Total fixed-rate loans	6,260,814	3.31	6.5	78.6	64.9
Adjustable-rate one- to four-family	888,805	3.42	3.8	11.2	9.2
Adjustable-rate commercial	727,432	5.37	7.9	9.1	7.5
All other adjustable-rate loans	89,074	7.86	3.0	1.1	0.9
Total adjustable-rate loans	1,705,311	4.49	5.5	21.4	17.6
Total loans receivable	7,966,125	3.56	6.3	100.0%	82.5
FHLB stock	128,096	8.73	2.5		1.3
Cash and cash equivalents	60,207	1.77	—		0.6
Total interest-earning assets	$9,660,236	3.27	5.8		100.0%

Non-maturity deposits	$3,076,221	0.46	6.2	55.4%	37.3%
Retail certificates of deposit	2,299,829	2.54	1.6	41.4	27.8
Commercial certificates of deposit	43,590	2.71	1.2	0.8	0.5
Public unit certificates of deposit	130,530	4.01	0.7	2.4	1.6
Total interest-bearing deposits	5,550,170	1.43	4.1	100.0%	67.2
Term borrowings	2,497,664	2.93	2.3	92.5%	30.3
Line of credit borrowings	203,400	4.99	—	7.5	2.5
Total borrowings	2,701,064	3.08	2.2	100.0%	32.8
Total interest-bearing liabilities	$8,251,234	1.97	3.5		100.0%